Filed Pursuant to Rule 424(b)(2)
Registration No. 333-262964
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 24, 2022)
Regions Financial Corporation
20,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of
          Non-Cumulative Perpetual Preferred Stock, Series F

We are offering 20,000,000 depositary shares each representing a 1/40th ownership interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series
F, par value $1 per share (“Preferred Stock”), with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.
We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee thereof). Dividends will accrue on the stated amount of $1,000 per share of Preferred Stock at a fixed rate per annum equal to (i) 6.95% from the original issue date of the Preferred Stock to, but excluding, September 15, 2029; and (ii) the five-year treasury rate as of the most recent reset dividend determination date (as defined herein) plus 2.771% for each reset period from, and including, September 15, 2029. Non-cumulative dividends will be payable in arrears, if declared, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024. Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment. Dividends on the Preferred Stock will not be cumulative and will not be mandatory.
We may redeem the Preferred Stock at our option, subject to regulatory approval (if then required), at a redemption price equal to $1,000 per share of Preferred
Stock (equivalent of $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to but excluding the redemption date, (1) in whole or in part, from time to time, on any dividend payment date (as defined herein) on or after September 15, 2029 or (2) in whole but not in part, at any time following a regulatory capital treatment event (as defined herein). If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.
The Preferred Stock will not have any voting rights except as described elsewhere in the prospectus supplement.
Application will be made to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “RFPrF.” If approved for listing, trading of the depositary shares is expected to commence within a 30-day period after the original issuance date of the depositary shares.
The depositary shares and the Preferred Stock are unsecured securities of Regions Financial Corporation. Neither the depositary shares nor the Preferred Stock is a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and neither is insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the depositary shares involves risks. See the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and in our
Annual Report on Form 10-K for the year ended December 31, 2023 to read about factors you should consider before buying the depositary shares representing an interest in the Preferred Stock.
Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of
Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$25.0000	$500,000,000.00
Underwriting discounts(1)	$0.4929	$9,859,000.00
Proceeds to Regions Financial Corporation, before expenses	$24.5071	$490,141,000.00
__________________
(1)Reflects 10,960,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.2500 per depositary share, and 9,040,000 depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per depositary share.
The underwriters expect to deliver the depositary shares in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment on or about July 29,
2024.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	RBC Capital Markets	Regions Securities LLC
Co-Managers

Academy Securities	Blaylock Van, LLC	Ramirez & Co., Inc.	R. Seelaus & Co., LLC

Prospectus Supplement dated July 22, 2024

Prospectus Supplement
Prospectus
S-i
ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus prepared by us or on our behalf. When you make a decision about whether to invest in the depositary shares, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy depositary shares in any circumstances under which the offer or solicitation is unlawful.
PRIIPs REGULATION/ PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of
Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the
“Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU)
No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the
PRIIPs Regulation.
UK PRIIPs REGULATION/ PROHIBITION OF SALES TO UK RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation
(EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018
(“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000
(as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance
Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of
Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs
Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

S-ii
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM – This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and
Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. The depositary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such depositary shares will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.
This prospectus supplement and the accompanying prospectus have not been approved for the purposes of
Section 21 of the FSMA by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of FSMA does not apply to us.

S-iii
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and
Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.regions.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c),
14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all the depositary shares offered by this prospectus supplement (in each case, other than information that is deemed, under
SEC rules, not to have been filed.):
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed February 23, 2024;
•Our Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held on April 17, 2024, filed March 4, 2024;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed May 7, 2024; and
•Our Current Reports on Form 8-K, filed February 14, 2024, April 18, 2024 and June 6, 2024.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:
Regions Financial Corporation
Investor Relations
1900 Fifth Avenue North
Birmingham, Alabama 35203
Telephone: (205) 264-7040

S-iv
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,”
“potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,”
“may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-
looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities
Regions serves (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect Regions’ lending and other businesses and Regions’ financial results and condition.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on Regions’
businesses and Regions’ financial results and condition.
•Changes in market interest rates or capital markets could adversely affect Regions’ revenue and expense, the value of assets (such as Regions’ portfolio of investment securities) and obligations, as well as the availability and cost of capital and liquidity.
•Volatility and uncertainty about the direction of interest rates and the timing of any changes, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where Regions’ allowance for credit losses may not be adequate to cover
Regions’ eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Possible changes in consumer and business spending and saving habits and the related effect on Regions’
ability to increase assets and to attract deposits, which could adversely affect Regions’ net income.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, or the need to price interest-bearing deposits higher due to competitive forces. Either of these activities could increase Regions’ funding costs.
•Possible downgrades in Regions’ credit ratings or outlook could, among other negative impacts, increase the cost of funding from capital markets.

S-v
•The loss of value of Regions’ investment portfolio could negatively impact market perceptions of Regions.
•Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ businesses.
•The effects of social media on market perceptions of Regions and banks generally.
•Market replacement of LIBOR and the related effect on Regions’ legacy LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•The effects of problems encountered by other financial institutions that adversely affect Regions or the banking industry generally could require Regions to change certain business practices, reduce Regions’
revenue, impose additional costs on Regions, or otherwise negatively affect Regions’ businesses.
•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including Regions, to attract and retain depositors and to borrow or raise capital.
•Regions’ ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of which possess greater financial resources than Regions does or are subject to different regulatory standards than Regions is.
•Regions’ inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on Regions’ revenue.
•Regions’ inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Regions’ ability to execute on Regions’ strategic and operational plans, including Regions’ ability to fully realize the financial and non-financial benefits relating to Regions’ strategic initiatives.
•The risks and uncertainties related to Regions’ acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of Regions’ marketing efforts in attracting and retaining customers.
•Regions’ ability to achieve Regions’ expense management initiatives.
•Changes in commodity market prices and conditions could adversely affect the cash flows of Regions’
borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair the ability of those borrowers to service any loans outstanding to them and/or reduce demand for loans in those industries.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on Regions’ businesses.
•Fraud, theft or other misconduct conducted by external parties, including Regions’ customers and business partners, or by Regions’ employees.
•Any inaccurate or incomplete information provided to Regions by Regions’ customers or counterparties.

S-vi
•Inability of Regions’ framework to manage risks associated with Regions’ businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which inability could, among other things, result in a breach of operating or security systems as a result of a cyber-attack or similar act or failure to deliver Regions’ services effectively.
•Regions’ ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for Regions’ businesses on acceptable terms.
•The inability of Regions’ internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•Regions’ ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt Regions’ businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to Regions’ systems, increased costs, losses, or adverse effects to Regions’ reputation.
•The effects of the failure of any component of Regions’ business infrastructure provided by a third party could disrupt Regions’ businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase Regions’ costs, negatively affect Regions’ reputation, and cause losses.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against Regions or any of Regions’ subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions or other legal actions to which Regions or any of Regions’ subsidiaries are a party, and which may adversely affect Regions’ results.
•Changes in laws and regulations affecting Regions’ businesses, including legislation and regulations relating to bank products and services, such as changes to debit card interchange fees, special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require Regions to change certain business practices, increase compliance risk, reduce Regions’ revenue, impose additional costs on Regions, or otherwise negatively affect Regions’ businesses.
•Regions’ capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause Regions to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by Regions’ regulators, which may impact Regions’ ability to return capital to shareholders.
•Regions’ ability to comply with stress testing and capital planning requirements (as part of the
Comprehensive Capital Analysis and Review process or otherwise) may continue to require a significant investment of Regions’ managerial resources due to the importance of such tests and requirements.
•Regions’ ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including Regions’ ability to generate capital internally or raise capital on favorable terms, and if Regions fails to meet requirements, Regions’ financial condition and market perceptions of Regions could be negatively impacted.

S-vii
•Regions’ ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of Regions’ products and services may be affected by changes in laws and regulations in effect from time to time.
•Regions’ ability to receive dividends from Regions’ subsidiaries, in particular Regions Bank, could affect
Regions’ liquidity and ability to pay dividends to shareholders.
•Fluctuations in the price of Regions’ common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in Regions’ certificate of incorporation and bylaws.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact Regions’
earnings, capital ratios and Regions’ ability to return capital to shareholders.
•Changes in accounting policies or procedures as may be required by the Financial Accounting Standard
Board or other regulatory agencies could materially affect Regions’ financial statements and how Regions reports those results, and expectations and preliminary analyses relating to how such changes will affect
Regions’ financial results could prove incorrect.
•Any impairment of Regions’ goodwill or other intangibles, any repricing of assets or any adjustment of valuation allowances on Regions’ deferred tax assets due to changes in tax law, adverse changes in the economic environment declining operations of the reporting unit or other factors.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage (especially in the Southeastern United States), which may negatively affect
Regions’ operations and/or Regions’ loan portfolios and increase Regions’ cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•The impact of pandemics on Regions’ businesses, operations and financial results and conditions. The duration and severity of any pandemic as well as government actions or other restrictions in connection with such events could disrupt the global economy, adversely affect Regions’ capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase Regions’ allowance for credit losses, impair collateral values and result in lost revenue or additional expenses.
•The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made.
Factors or events that could cause Regions’ actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” in Regions’ Annual
Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC, and “Risk Factors” in Regions’ Annual Report on Form 10-K for the
year ended December 31, 2023, as filed with the SEC and available on its website at www.sec.gov.

S-viii
SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the depositary shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2023 to determine whether an investment in the depositary shares is appropriate for you.
Regions Financial Corporation
Regions Financial Corporation is a Delaware corporation (NYSE symbol: RF) and financial holding company headquartered in Birmingham, Alabama operating in the South, Midwest and Texas. In addition, Regions operates several offices delivering specialty capabilities in New York, Washington D.C., Chicago and other locations nationwide. Regions provides financial solutions for a wide range of clients including retail and mortgage banking services, commercial banking services and wealth and investment services. Further, Regions and its subsidiaries deliver specialty capabilities including merger and acquisition advisory services, capital market solutions, home improvement lending and others. Through its subsidiary Regions Bank, Regions operated 1,263 total branch outlets as of March 31, 2024. At June 30, 2024, Regions had total consolidated assets of approximately $154.1 billion, total consolidated deposits of approximately $126.6 billion and total consolidated shareholders’ equity of approximately
$17.2 billion. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”
Regions is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries.
Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.
Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and the
telephone number is (800) 734-4667.
Recent Developments
Second Quarter 2024 Results
On July 19, 2024, Regions reported net income available to common shareholders of $477 million and earnings per diluted share of $0.52 for the second quarter of 2024, compared to net income available to common shareholders of $343 million and earnings per diluted share of $0.37 for the first quarter of 2024. The company reported $1.7 billion in total revenue during the quarter.
Non-interest income decreased 3% driven primarily by a decline in capital markets income, mortgage income, and a decline in market valuation adjustments on employee benefit assets. Non-interest expense decreased 11%
during the quarter, driven by a decline in salaries and benefits expense, operational losses, FDIC insurance special assessment accrual, and other miscellaneous expenses.
Annualized net charge-offs were 0.42% of average loans for the second quarter of 2024 compared to 0.50% in the first quarter of 2024 and compared to 0.33% in the second quarter of 2023. The allowance for credit losses was
1.78% of total loans for the second quarter of 2024 compared to 1.79% in the first quarter of 2024, and represented
204% of non-performing loans, excluding loans held for sale, compared to 191% in the first quarter of 2024.  The overall allowance resulted in a net $102 million provision expense during the quarter.
Total average loans, net of unearned income remained relatively stable, decreasing less than 1%, compared to the first quarter of 2024. Total average deposits also decreased less than 1% in the second quarter of 2024 as growth in consumer deposits was offset by declines in other segments.

The tables below present highlights of Regions’ unaudited preliminary consolidated financial results.

Earnings Summary	Quarter Ended
($ amounts in millions)	6/30/2024	3/31/2024	6/30/2023
Net interest income	$1,186	$1,184	$1,381
Provision for credit losses	102	152	118
Net interest income after provision for credit losses	1,084	1,032	1,263
Non-interest income	545	563	576
Non-interest expense	1,004	1,131	1,111
Income tax expense	124	96	147
Net income	501	368	581
Preferred dividends	24	25	25
Net income available to common shareholders	$477	$343	$556
Diluted earnings per common share	$0.52	$0.37	$0.59

Balance Sheet Summary
($ amounts in millions)	6/30/2024	3/31/2024	6/30/2023
At quarter-end:
Cash and due from banks	$2,955	$2,527	$2,480
Interest-bearing deposits in other banks	$5,524	$8,723	$7,406
Debt securities held to maturity	$733	$743	$777
Debt securities available for sale	$28,537	$27,881	$27,296
Loans held for sale	$552	$417	$554
Loans, net of unearned income	$97,508	$96,862	$99,191
Allowance for credit losses	$(1,621)	$(1,617)	$(1,513)
Non-interest-bearing deposits	$40,927	$41,824	$46,898
Interest-bearing deposits	$85,689	$87,158	$80,061
Short-term borrowings	$513	$1,000	$3,000
Long-term borrowings	$5,083	$3,327	$4,293
Total shareholders’ equity	$17,169	$17,044	$16,639
Average balances:
Loans, net of unearned income	$97,281	$97,420	$98,581
Total deposits	$126,901	$127,126	$125,539
The preliminary estimated results contained in this prospectus supplement have been prepared in good faith by, and are the responsibility of, management based upon Regions’ internal reporting for the three months ended
June 30, 2024. Ernst & Young LLP has not audited, reviewed, or performed any procedures with respect to the following preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Summary of the Offering
The following summary contains basic information about the depositary shares, Preferred Stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before deciding whether to invest in the depositary shares. For a complete understanding of the depositary shares and
Preferred Stock, you should read the sections of this prospectus supplement entitled “Description of the Series F
Preferred Stock” and “Description of Depositary Shares.”

Issuer	Regions Financial Corporation, a Delaware corporation and a financial holding company.

Securities Offered
20,000,000 depositary shares each representing a 1/40th ownership interest in a share of our Non-Cumulative Perpetual Preferred Stock,
Series F, par value $1 per share, with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share).
Each holder of depositary shares will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary shares, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
We reserve the right to re-open this series of preferred stock and issue additional shares of Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock or the depositary shares; provided that any such additional shares of Preferred Stock are treated as fungible with the
Preferred Stock offered hereby for U.S. federal income tax purposes.
The additional shares would form a single series together with all previously issued shares of Preferred Stock. In the event we issue additional shares of Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued.

Dividends
We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee thereof ).
Dividends on the Preferred Stock will accrue on the stated amount of
$1,000 per share of Preferred Stock at a fixed rate per annum equal to
(i) 6.95% from the original issue date of the Preferred Stock to, but excluding, the dividend payment date on September 15, 2029 (the “First
Reset Date”) and (ii) the five-year treasury rate as of the most recent reset dividend determination date (as defined under “Description of the
Series F Preferred Stock—Dividends”) plus 2.771%, during each reset period, from, and including, the First Reset Date. See “Description of the
Series F Preferred Stock—Dividends.” Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment. See “Description of Depositary Shares
—Dividends and Other Distributions.”
Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee thereof ) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors
(or a duly authorized committee thereof ) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock.
A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period for shares of Preferred Stock issued in connection with this offering will begin on and include the date we first issue such shares of Preferred Stock.
Our ability to pay dividends on the Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series F Preferred Stock—Dividends—Restrictions on the Payment
of Dividends.”

Dividend Payment Dates
Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors (or a duly authorized committee thereof ), quarterly on March 15, June 15, September 15 and
December 15 of each year, beginning on September 15, 2024 (each a
“dividend payment date”). If any dividend payment date falls on a day other than a business day, then such date shall nevertheless be a dividend payment date but any dividend declared and otherwise payable on that dividend payment date will instead be paid on the next business day without any adjustment to the amount of dividends paid.

Priority Regarding Dividends
So long as any shares of Preferred Stock remain outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock, and we are not in default on our obligation to redeem any shares of
Preferred Stock that have been called for redemption, we may not, subject to certain exceptions:
•declare, pay or set aside for payment any dividend or
distribution on any shares of junior stock (as defined herein); or
•repurchase, redeem or otherwise acquire for consideration,
directly or indirectly, any shares of junior stock or dividend parity stock (as defined herein).
When dividends are not paid in full upon the Preferred Stock and any dividend parity stock (which currently includes our 6.375% Fixed-to-
Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B
(“Series B Preferred Stock”), 5.700% Fixed-to-Floating Rate Non-
Cumulative Perpetual Preferred Stock, Series C (“Series C
Preferred Stock”), Non-Cumulative Perpetual Preferred Stock, Series D
(“Series D Preferred Stock”) and 4.45% Non-Cumulative Perpetual
Preferred Stock, Series E (“Series E Preferred Stock”), all dividends paid or declared for payment on a dividend payment date with respect to the
Preferred Stock and any dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of
Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.
See “Description of the Series F Preferred Stock—Dividends—Priority
Regarding Dividends” for more information.

Redemption
The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock, at our option, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without accumulation for any undeclared dividends)
to but excluding the redemption date, (i) in whole or in part, from time to time, on any dividend payment date on or after September 15, 2029 or
(ii) in whole but not in part, at any time following a regulatory capital treatment event. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. See
“Description of the Series F Preferred Stock—Redemption” and
“Description of Depositary Shares—Redemption” for more information.
Our ability to redeem part or all of the Preferred Stock is subject to certain legal, regulatory and other restrictions described under
“Description of the Series F Preferred Stock—Redemption—
Redemption Procedures and Limitations.”
Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the
Preferred Stock.

Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share
(equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to the date of payment of the liquidating distribution, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to liquidating distributions. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock as to such distribution and pro rata as to the
Preferred Stock and any other shares of our capital stock ranking equally as to such distribution, which currently includes our Series B
Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and
Series E Preferred Stock.

Voting Rights
None, except with respect to (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the
Preferred Stock with respect to the payment of dividends or distributions upon our liquidation, dissolution or winding-up, (ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of certain mergers, consolidations or other similar transactions, (iv) in the case of certain dividend non-payments, and (v) as otherwise required by law.
See “Description of the Series F Preferred Stock—Voting Rights.”
Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares
—Voting the Preferred Stock.”

Ranking
Shares of the Preferred Stock will rank, with respect to the payment of dividends and distribution upon our liquidation, dissolution or winding-
up, respectively:
•senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on parity with, the Preferred Stock with respect to such dividends and
distributions;
•on a parity with our Series B Preferred Stock, Series C
Preferred Stock, Series D Preferred Stock, Series E Preferred
Stock and any class or series of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with our Preferred Stock with respect to such dividends and distributions; and
•junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Preferred Stock with respect to such dividends and distributions.

No Maturity
The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock at any time. Accordingly, the
Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and, if required, receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to
do so.

Preemptive and Conversion Rights	None.

Listing
Application will be made to list the depositary shares on the NYSE under the symbol “RFPrF.” If approved for listing, trading of the depositary shares on the NYSE is expected to commence within a 30-
day period after the original issuance date of the depositary shares.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock and the depositary shares, see “United States Federal Income Tax Consequences.”

Use of Proceeds
We estimate that the net proceeds of this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $488,441,000. We expect to use the net proceeds from the sale of the Preferred Stock to redeem all outstanding shares of the Series B Preferred Stock and to use any remaining proceeds for general corporate purposes.

Risk Factors
See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a
discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Registrar and Transfer Agent	Broadridge Financial Solutions, LLC. will be the transfer agent and the registrar for the Preferred Stock, and the registrar and the transfer agent for the depositary shares.

Depositary	Broadridge Financial Solutions, LLC.

Calculation Agent
We will appoint a calculation agent for the Preferred Stock prior to the third business day immediately preceding the First Reset Date. We may appoint ourselves or an affiliate of ours as calculation agent.

Conflicts of Interest
Regions Securities LLC, our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA
Rule 5121. Regions Securities LLC is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

RISK FACTORS
An investment in the depositary shares involves certain risks, some of which relate to the Preferred Stock or the depositary shares and others of which relate to Regions. You should carefully consider (i) the risks described below,
(ii) the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as other disclosures in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and (iii) the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-
looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.
You are making an investment decision about both the depositary shares and the Preferred Stock.
As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement regarding both of these securities before making an investment decision.
A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could cause the liquidity or trading price of the shares of depositary shares to decline significantly.
Real or anticipated changes in the credit ratings assigned to the depositary shares, the Preferred Stock or our credit ratings generally could affect the trading price of the shares of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the depositary shares and the Preferred
Stock, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.
The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.
The shares of Preferred Stock will be our equity interests and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in shares of Preferred Stock, will rank junior to all our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of June 30, 2024, our total liabilities at Regions
Financial were approximately $136.9 billion, and we may incur additional indebtedness in the future. The Preferred
Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “—Holders of the Preferred Stock and the depositary shares will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Preferred Stock. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Preferred Stock (1) dividends are payable only if declared by our board of directors (or a duly authorized committee thereof) and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.
Additional issuances of preferred stock or securities convertible into preferred stock may dilute existing holders of the depositary shares.
We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors or a committee thereof is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders, including issuing additional shares of Preferred Stock or additional depositary shares. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Preferred Stock will be needed to issue any equity security ranking senior to the Preferred Stock, if we issue preferred stock in the future that has preference over the
Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Preferred Stock are not entitled to preemptive rights or other protections against dilution.
The Preferred Stock may be junior in rights and preferences to our future preferred stock.
The Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Preferred Stock is required to authorize or issue any shares of stock senior in rights and preferences to the
Preferred Stock. The terms of any future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, we may be prohibited from declaring or paying dividends or other distributions, or from repurchasing, redeeming or otherwise acquiring, directly or indirectly, for consideration, shares of Preferred Stock. This could result in dividends on the Preferred
Stock not being paid on any particular dividend payment date.
Dividends on the Preferred Stock are discretionary and non-cumulative.
Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors (or a duly authorized committee thereof ) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof ) declares a dividend on the Preferred Stock or any other class or series of our capital stock for any future dividend period. If our board of directors (or a duly authorized committee thereof ) does not declare a dividend on the Preferred Stock in respect of a dividend period, you will not receive related dividends on your depositary shares, and the trading price of the depositary shares may be adversely affected.
Our ability to pay dividends is subject to statutory and regulatory restrictions.
We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the
Preferred Stock. Under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with applicable buffers taken into account, we will be subject to constraints on capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”
Further, these limitations may change from time to time. For example, in March 2020, the Federal Reserve adopted a rule that, beginning October 1, 2020, replaced the 2.5% static capital conservation buffer with a “stress capital buffer”, which is the higher of 2.5% and the difference between the starting and the minimum projected common equity tier 1 capital ratios under the severely adverse scenario as modeled by the Federal Reserve as part of the supervisory stress testing framework, plus four quarters of planned common stock dividends. This rule also replaced the quantitative assessment in Comprehensive Capital Analysis and Review (CCAR) with a requirement that a firm’s planned capital distributions be consistent with any effective capital distribution limitations that would apply under the firm’s own baseline projections. This rule further provides that a firm must receive prior approval for any capital distribution, other than a capital distribution on a newly issued capital instrument (including the
Preferred Stock offered hereby), if the firm is required to resubmit its capital plan. Additionally, on July 27, 2023, the federal banking agencies issued a notice of proposed rulemaking to modify the regulatory capital requirements applicable to large banking organizations with over $100 billion of total assets and their depository institution subsidiaries, with a comment period that closed on January 16, 2024. The proposed rule would generally require banking organizations subject to Category III and IV standards, like Regions, to compute regulatory capital consistent with Category I and II standards. As proposed, the new capital rules could require Regions and its depository institution subsidiaries to hold additional regulatory capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Regulatory Requirements” in our Form 10-Q for the quarter ended September 30, 2023.
These laws and regulations may prevent us from declaring, setting aside or paying dividends on the Preferred
Stock. In such circumstances, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, irrespective of whether or not a dividend has been declared on the Preferred Stock or any other class of our capital stock for any future dividend period.
If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock.
When dividends are not paid in full on the shares of Preferred Stock and any shares of any dividend parity stock for a dividend period (including our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock
and Series E Preferred Stock), all dividends declared with respect to shares of Preferred Stock and all dividend parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Preferred Stock for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock.
The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.
Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred
Stock at any time, either in whole or in part, on any dividend payment date on or after September 15, 2029. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, at any time following the occurrence of a regulatory capital treatment event. If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Series F Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.
Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.
The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Preferred Stock or the holders of the related depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after September 15, 2029, or in whole, but not in part, at any time following the occurrence of a regulatory capital treatment event. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.
Our right to redeem the Preferred Stock is subject to any limitations established by the Federal Reserve. We may not redeem shares of the Preferred Stock without having received the prior approval of the Federal Reserve or other appropriate federal banking agency as required under capital rules applicable to us. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, the capital plans, projections and other forward-looking analyses we submit to the Federal Reserve and our ability to meet and exceed minimum regulatory capital ratios under baseline and stressed conditions, and other supervisory considerations, although the Federal Reserve may change these factors at any time.
We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.
We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our shareholders and to pay principal and interest on our outstanding debt, is dividends from our banking subsidiary, Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our shareholders. Regulations of both the Federal
Reserve and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. If Regions Bank is unable to make dividend payments to us and sufficient cash or liquidity is not otherwise available to us, we may not be able to make dividend payments to our common and preferred shareholders or principal and interest payments on our outstanding debt.
In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiary were to pay dividends. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.
In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares each representing an interest in a share of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of the Preferred Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At June 30, 2024, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, was approximately $133.9 billion.
Holders of the Preferred Stock and the depositary shares will have limited voting rights.
Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have limited voting rights on certain matters, including (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to dividends or rights upon our liquidation, winding-up or dissolution,
(ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of a merger, consolidation or other similar transaction where the Preferred Stock will not remain outstanding or will be converted into preference securities on terms materially less favorable than those terms existing prior to the merger, consolidation or other transaction, and (iv) as otherwise required by applicable law. Additionally, if dividends on the Preferred Stock have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights (such as our Series B Preferred
Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock), will be generally entitled to vote for the election of two additional directors. See “Description of the Series F Preferred Stock—Voting Rights.”
Holders of the depositary shares must act through the depositary to exercise any voting rights of the Preferred
Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of
Preferred Stock. While the depositary will vote the maximum number of whole shares of Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted. See “Description of Depositary Shares—Voting the Preferred Stock.”

We cannot assure you that a liquid trading market for our depositary shares will develop, and you may find it difficult to sell any of the depositary shares you hold.
Application will be made to list the depositary shares on the NYSE under the symbol “RFPrF.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell any depositary shares you may hold at a particular time or at a price that you find favorable.
The dividend rate will vary commencing on September 15, 2029 and any dividends declared may be less than the initial fixed annual rate of 6.95% in effect until September 15, 2029.
As described in further detail under “Description of Series F Preferred Stock—Dividends,” the annual dividend rate on the Series F Preferred Stock commencing on September 15, 2029 will equal the five-year U.S. treasury rate as of the most recent reset dividend determination date (as defined below) plus 2.771% per annum. Therefore, any dividends declared after September 15, 2029 may vary from period to period and could be more or less than the fixed rate for the initial five-year period. We have no control over a number of factors that may affect market interest rates, including, for example, geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude, and longevity of market rate risk.
The historical five-year treasury rates are not an indication of future five-year treasury rates.
In the past, U.S. treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. treasury rates is not an indication that U.S. treasury rates are more or less likely to increase or decrease at any time during the reset period, and you should not take the historical U.S. treasury rates as an indication of future rates.
Further, if we, in our discretion, determine that the five-year treasury rate cannot be determined in the manner then applicable for such rate, we may, in our sole discretion, designate a Designee (as defined below) to determine whether there is an industry-accepted successor rate to the then-applicable base rate and, if applicable, to determine and make certain adjustments as further described under “Description of the Series F Preferred Stock—Dividends.”
General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.
Future trading prices of the depositary shares will depend on many factors, including:
•whether we declare or fail to declare dividends on the Preferred Stock from time to time;
•Regions’ operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;
•our creditworthiness;
•the ratings given to our securities by credit-rating agencies, including the ratings given to the Preferred
Stock or depositary shares;
•prevailing interest rates;

•economic, financial, geopolitical, regulatory or judicial events affecting Regions or the financial markets generally; and
•the market for similar securities.
Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.
Holders of depositary shares may not receive the dividends-received deduction.
Distributions paid to corporate United States holders (as defined in “United States Federal Income Tax
Consequences”) of our depositary shares may be eligible for the 50% dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have current or accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future taxable years for the distributions on our Preferred Stock to qualify as dividends for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.” If any distributions on our Preferred Stock with respect to any taxable year fail to qualify as dividends for U.S. federal income tax purposes, corporate United States holders of our depositary shares would not receive the dividends-received deduction. If that were to occur, the market value of our depositary shares may decline.
We or one of our affiliates may be the calculation agent and, as a result, potential conflicts of interest could arise.
We have not yet appointed a calculation agent. When we do, we can appoint us or one of our affiliates to be the calculation agent for purposes of determining, among other things, the five-year treasury rate for each reset period.
Although the calculation agent will exercise its judgment in good faith when performing its functions, if the calculation is us or one of our affiliates, potential conflicts of interest may exist between the calculation agent and you.

USE OF PROCEEDS
We expect to receive net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, of approximately $488,441,000. We intend to use the net proceeds to redeem all outstanding shares of the Series B Preferred Stock and to use any remaining proceeds for general corporate purposes.

CAPITALIZATION
The following table sets forth the consolidated capitalization of Regions as of June 30, 2024 (i) on an actual basis and (ii) on an as adjusted basis to give effect to this offering and assuming redemption in full of the Series B
Preferred Stock as described in “Use of Proceeds”. The information presented here is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	June 30, 2024
	Actual	As Adjusted
	(Dollars in Millions)
Long-term debt(1):
Regions Financial Corporation
Senior Notes:
5.722% senior notes due 2030	$746	$746
1.80% senior notes due 2028	647	647
2.25% senior notes due May 2025	749	749
Subordinated Notes:
7.75% subordinated notes due September 2024	100	100
6.75% subordinated debentures due November 2025	151	151
7.375% subordinated notes due December 2037	298	298
Valuation adjustments on hedged long-term debt	(106)	(106)
Regions Bank(2)
Subordinated Notes:
6.45% subordinated notes due June 2037	496	496
FHLB advances	2,000	2,000
Other long-term debt	2	2
Total Long-Term Debt	$5,083	$5,083
Shareholders’ Equity:
Series B Preferred Stock(3)	$433	$—
Series C Preferred Stock	490	490
Series D Preferred Stock	346	346
Series E Preferred Stock	390	390
Series F Preferred Stock	—	488
Common stock	10	10
Additional paid-in capital	11,575	11,523
Retained earnings	8,561	8,546
Treasury stock, at cost	(1,371)	(1,371)
Accumulated other comprehensive income (loss), net	(3,265)	(3,265)
Total shareholders’ equity	$17,169	$17,157
Total Capitalization	$22,252	$22,240
__________________
(1)Long-term debt consists of debt with a maturity of one year or more at the time it is incurred.
(2)As of June 30, 2024, Regions Bank had total liabilities of $133.9 billion, including $126.6 billion of deposit liabilities.
(3)The full liquidation preference of the Series B Preferred Stock is $500 million.

CAPITAL COMPONENTS AND RATIOS
The following table sets forth our capital components and capital ratios as of June 30, 2024 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of the Preferred Stock and assuming redemption in full of the Series B Preferred Stock as described in “Use of Proceeds.”

	As of June 30, 2024
	Actual	As Adjusted for this Offering
(dollars in millions)
Common equity tier 1 capital	$13,093	$13,026
Additional tier 1 capital	$1,659	$1,714
Tier 2 capital	$2,397	$2,397
Total capital	$17,149	$17,137
Common equity tier 1 capital ratio	10.4%	10.4%
Tier 1 capital ratio	11.7%	11.7%
Total capital ratio	13.6%	13.6%
Tier 1 leverage ratio	9.8%	9.8%
_______________
(1)Capital components and capital ratios as of June 30, 2024 have been estimated for purposes of this prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following is a brief description of the material terms of our capital stock. The following summary of the terms and provisions of our capital stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, our
Restated Bylaws, the Delaware General Corporation Law (the “DGCL”) and federal law governing bank holding companies and their subsidiaries.
Common Stock
Under our amended and restated certificate of incorporation, we are authorized to issue a total of 3,000,000,000 shares of common stock having a par value of $0.01 per share. As of June 30, 2024, Regions had a total of
915,015,152 shares of common stock outstanding. Our common stock is listed on the NYSE under the symbol “RF.”
Holders of common stock do not have any conversion, redemption, preemptive or preferential rights.
Dividends
Holders of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on shares of common stock out of funds legally available for dividends. The rights of holders of common stock to receive dividends are subject to the preferences of holders of preferred stock.
Voting Rights
Subject to the rights, if any, of the holders of any series of our preferred stock, holders of our common stock have exclusive voting rights and are entitled to one vote for each share of common stock on all matters voted upon by the shareholders, including election of directors. Holders of our common stock do not have the right to cumulate their voting power.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and the total liquidation preferences of any outstanding shares of preferred stock.
Preferred Stock
Our authorized capital stock also includes 10,000,000 authorized shares of preferred stock, par value $1.00 per share. As of the date of this prospectus supplement, 1,403,500 shares of our preferred stock were issued and outstanding, 500,000 of which are designated as shares of our Series B Preferred Stock, 500,000 of which are designated as shares of our Series C Preferred Stock, 3,500 of which are designated as shares of our Series D
Preferred Stock and 400,000 of which are designated as shares of our Series E Preferred Stock. Our Amended and
Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock without first seeking approval from the holders of our capital stock, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any series of preferred stock.  The transfer agent, registrar and depositary of all of our preferred stock is Broadridge Financial Solutions, LLC.
Series B Preferred Stock. The terms of our 6.375% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred
Stock, Series B, and the associated depositary shares representing a 1/40th ownership interest in a share of our
Series B Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series B Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee thereof ), from the date of issuance to, but excluding, September 15, 2024, at a fixed rate equal to 6.375% per annum, payable quarterly in arrears, and then for so long as our Series B Preferred Stock remains outstanding, at a floating rate per annum equal to 3 month CME Term SOFR on the related dividend determination date plus 3.798%, (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series B Preferred Stock, shares of our
Series B Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series B Preferred Stock occurring on or after September 15, 2024, and (iii) the liquidation preference of the Series B Preferred Stock is $1,000 per share (equivalent to $25 per depositary share).
The depositary shares associated with our Series B Preferred Stock are traded on the NYSE under the symbol
“RFPrB”. We expect to use the net proceeds of the Preferred Stock offering to redeem all outstanding shares of the
Series B Preferred Stock.
Series C Preferred Stock. The terms of our 5.700% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred
Stock, Series C, and the associated depositary shares representing a 1/40th ownership interest in a share of our
Series C Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series C Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee thereof ), from the date of issuance to, but excluding, August 15, 2029, at a fixed rate equal to 5.700% per annum, payable quarterly in arrears, and then for so long as our Series C Preferred Stock remains outstanding, at a floating rate per annum equal to
3 month CME Term SOFR on the related dividend determination date plus 3.410% (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series C Preferred Stock, shares of our
Series C Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series C Preferred Stock occurring on or after May 15, 2029 and (iii) the liquidation preference for the Series C Preferred Stock is $1,000 per share (equivalent to $25 per depositary share).
The depositary shares associated with our Series C Preferred Stock are traded on the NYSE under the symbol
“RFPrC”.
Series D Preferred Stock. The terms of our Non-Cumulative Perpetual Preferred Stock, Series D, and the
associated depositary shares representing a 1/100th ownership interest in a share of our Series D Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series D Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee thereof) on the stated amount of $100,000 per share of
Series D Preferred Stock at a fixed rate per annum equal to (x) 5.750% from the original issue date of the Series D
Preferred Stock to, but excluding, the dividend payment date on September 15, 2025 (the “First Reset Date”) and (y)
the five-year treasury rate as of the most recent reset dividend determination date plus 5.426%, during each reset period, from, and including, the First Rest Date, (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series D Preferred Stock, shares of the Series D Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series D Preferred Stock occurring during the three-month period prior to, and including, each reset date, and
(iii) the liquidation preference for the Series D Preferred Stock is $100,000 per share (equivalent to $1,000 per depositary share).
Series E Preferred Stock. The terms of our 4.45% Non-Cumulative Perpetual Preferred Stock, Series E, and the
associated depositary shares representing a 1/40th ownership interest in a share of our Series E Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series E Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee thereof) at a fixed rate per annum equal to 4.45% per annum, payable quarterly in arrears, (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series E Preferred Stock, shares of the Series E Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series E Preferred
Stock on or after June 15, 2026, and (iii) the liquidation preference for the Series E Preferred Stock is $1,000 per share (equivalent to $25 per depositary share). The depositary shares associated with our Series E Preferred Stock are traded on the NYSE under the symbol “RFPrE”.
Certain Provisions That May Have an Anti-Takeover Effect
Our Amended and Restated Certificate of Incorporation and Restated Bylaws, and certain portions of federal law and the DGCL, contain certain provisions that may have an anti-takeover effect.
Business Combination. In addition to any other vote required by law, our Amended and Restated Certificate of
Incorporation or any agreement between us and any national securities exchange, the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock entitled to vote in an election of the directors is required for any merger or consolidation with or into any other corporation, or any sale or lease of all or a substantial part of our assets to any other corporation, person or other entity, in each case if, on the record date for the vote thereon, such other corporation, person or entity is the beneficial owner of 5% or more of our outstanding shares entitled to vote in an election of directors. This supermajority provision does not apply where:
•our directors have approved a memorandum of understanding or other written agreement providing for the transaction prior to the time that such corporation, entity or person became a beneficial owner of more than
5% of our outstanding shares entitled to vote in an election of directors, or after such acquisition of 5% of our outstanding shares, if at least 75% of the directors approve the transaction prior to its consummation; or
•our merger or consolidation with, or any sale or lease by us or any of our subsidiaries of any assets of, or any sale or lease by us or any of our subsidiaries of any assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of directors is owned of record or beneficially by us or any of our subsidiaries.
Delaware Anti-Takeover Laws. We are subject to Section 203 of the DGCL, which prohibits us from engaging in any “business combination” with an “interested shareholder” for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:
•prior to such date, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of our outstanding voting stock (with certain exclusions); or
•the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested shareholder.
For purposes of Section 203, an “interested shareholder” is defined as an entity or person beneficially owning
15% or more of our outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by shareholders. Such provisions may also have the effect of deterring hostile takeovers or delaying changes in control of management or us.
Blank Check Preferred Stock. Our authorized capital stock includes 10,000,000 authorized shares of preferred stock of which 1,403,500 shares have been issued as of the date of this prospectus supplement. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.
Special Meeting of Shareholders. Only our Chairman of the Board, Chief Executive Officer, President,
Secretary, or directors by resolution, may call a special meeting of our shareholders.
Action of Shareholders Without a Meeting. Any action of our shareholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation. For us to amend our Amended and Restated Certificate of
Incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a shareholders’ meeting to adopt the amendment. Generally, amendments to our Amended and Restated Certificate of Incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our Amended and Restated Certificate of Incorporation may require a supermajority vote.
The vote of the holders of not less than 75% of outstanding shares of our common stock entitled to vote in an election of directors, considered as a single class, is required to adopt any amendment to our Amended and Restated
Certificate of Incorporation that relates to the provisions of our Amended and Restated Certificate of Incorporation
that govern the following matters:
•the size of our board of directors or the term of any director elected by the vote of the holders of any class or series of stock, voting separately as a class;
•the provisions regarding business combinations discussed in “—Certain Provisions That May Have an
Anti-Takeover Effect—Business Combination”;
•the ability of our shareholders to act by written consent;
•the provisions indemnifying our officers, directors, employees and agents; and
•the provisions setting forth the supermajority vote requirements for amending our Amended and Restated
Certificate of Incorporation.
The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our shareholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our shareholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.
Banking Law. The ability of a third party to acquire us is also limited under applicable U.S. banking laws and regulations. The Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock or any other class of our voting securities. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock (or any other class of our voting securities), other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities). In addition, Alabama law requires the Superintendent of the Alabama State Banking Department to approve of any merger, consolidation, transfer of assets and liabilities, or change of direct or indirect control of bank chartered by the state of Alabama.

DESCRIPTION OF THE SERIES F PREFERRED STOCK
The following is a brief description of the material terms of the Preferred Stock. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation (including the Certificate of Designations creating the Preferred Stock), our Restated Bylaws, the DGCL and federal law governing bank holding companies and their subsidiaries.
General
The Non-Cumulative, Perpetual Preferred Stock, Series F is a single series of our authorized preferred stock.
We are offering 20,000,000 depositary shares, representing 500,000 shares of the Preferred Stock in the aggregate, by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of
Depositary Shares.”
With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of our business and affairs, the Preferred Stock will rank (i) senior to our common stock and each other series of preferred stock we may issue (unless expressly provided otherwise in the Certificate of Designations creating such preferred stock), (ii) pari passu with the Series B Preferred Stock, Series C Preferred Stock, Series D
Preferred Stock, Series E Preferred Stock and each other series of our preferred stock which expressly provides in the Certificate of Designations creating such preferred stock that it will rank pari passu with the Preferred Stock and
(iii) junior to all existing and future indebtedness and other non-equity claims on us and to each other series of our preferred stock which expressly provides in the Certificate of Designations creating such preferred stock that it will rank senior to the Preferred Stock. As of the date of this prospectus supplement, our Series B Preferred Stock,
Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are our only series of preferred stock outstanding.
The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Preferred Stock is perpetual and has no maturity date.
We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the
Preferred Stock; provided, that any such additional shares of Preferred Stock are treated as fungible with the
Preferred Stock offered hereby for U.S. federal income tax purposes. In the event we issue additional shares of
Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued. The additional shares of Preferred Stock would form a single series with the Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.
Dividends
Holders of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee thereof), out of assets legally available for the payment of dividends under the DGCL, non-cumulative cash dividends on the $1,000 per share liquidation amount of the Preferred Stock (equivalent to $25 per depositary share) at a rate, per annum, equal to (i) 6.95% from the original issue date of the Preferred Stock to, but excluding, September 15, 2029 (the “First Reset Date”); and (ii) the five-year treasury rate as of the most recent reset dividend determination date (as defined below) plus 2.771% for each reset period from, and including,
September 15, 2029.

As used in this prospectus supplement:
•A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days.
•A “reset period” means the period from and including the First Reset Date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.
•A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.
•A “business day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.
•A “dividend period” means each period from and including a dividend payment date (except that the initial dividend period shall commence on the original issue date of the Preferred Stock) and continuing to, but excluding, the next succeeding dividend payment date.
•“H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.
•“Calculation agent” means, at any time, the person or entity appointed by us and serving as such agent at such time, which may be a person or entity affiliated with us. We may terminate any such appointment and may appoint a successor agent at any time and from time to time. We will use our best efforts, however, to ensure that there is, at all relevant times when Preferred Stock is outstanding, a person or entity appointed and serving as the calculation agent.
If declared by our board of directors (or a duly authorized committee thereof), we will pay dividends on the
Preferred Stock quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2024, each such date referred to as a dividend payment date. If any dividend payment date falls on a day other than a business day, then such date shall nevertheless be a dividend payment date but any dividend declared and otherwise payable on that dividend payment date will instead be paid on the next business day without any adjustment to the amount of dividends paid.
A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period of the Preferred Stock issued as part of this offering will commence on and include the date we first issue shares of Preferred Stock. Dividends payable on the Preferred Stock will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be maintained on file at our principal offices, will be made available to any shareholder upon request and will be final and binding in the absence of manifest error.
Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee thereof) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock.
Dividends will be payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no more than 60 calendar days nor less than ten calendar days before the applicable dividend payment date, as shall be fixed by our board of directors (or a duly authorized committee thereof) (the “dividend record date”). A dividend record date established for the Preferred Stock need not be a business day. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.
Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under
“—Redemption.”
For any reset period commencing on or after the First Reset Date, the “five-year treasury rate” means: (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding such date of determination (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination; or
(ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities,
(A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date and (B) the other maturing as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case for the five business days immediately preceding such date of determination (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.
If we, in our sole discretion, determine that the five-year treasury rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) of the immediately preceding paragraph) (a “Rate Substitution Event”), we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the five-year treasury rate shall be deemed to be such successor rate and, in that case, the
Designee may then determine and adjust the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-
applicable base rate (which, as of the original issue date of the Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the
“Adjustments”). If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the interest rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, the interest rate will be 4.179%.
The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date.
Priority Regarding Dividends
So long as any share of Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock and (ii) we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption:
•no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of junior stock for or into other junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii)
purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business,
(viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and
•no shares of dividend parity stock (as defined below), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such dividend parity stock,
(ii) as a result of a reclassification of dividend parity stock for or into other dividend parity stock, (iii) the exchange or conversion of dividend parity stock for or into other dividend parity stock or junior stock, (iv)
through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock, (v) purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in dividend parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in dividend parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.
If dividends are not paid in full upon the shares of Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on a dividend payment date with respect to the Preferred Stock and the dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. To the extent a dividend period with respect to the Preferred Stock or any series of dividend parity stock (in either case, the “first series”)
coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s)
with respect to the Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Preferred Stock.

Subject to the foregoing, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee thereof ) may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the
Preferred Stock will not be entitled to participate in any such dividend. Holders of the Preferred Stock will not be entitled to receive any dividends not declared by our board of directors (or a duly authorized committee thereof ) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.
As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Stock as to (i) payment of dividends and (ii) distributions upon our liquidation, dissolution or winding-up.
As used in this prospectus supplement, “dividend parity stock” means the Series B Preferred Stock, Series C
Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-
cumulative or cumulative basis). As of the date of this prospectus supplement, dividend parity stock includes only our Series B Preferred Stock, of which 500,000 shares are currently outstanding, Series C Preferred Stock, of which
500,000 shares are currently outstanding, Series D Preferred Stock, of which 3,500 shares are currently outstanding and Series E Preferred Stock, of which 400,000 shares are currently outstanding. We expect to use the net proceeds of the Preferred Stock offering to redeem all outstanding shares of the Series B Preferred Stock.
Restrictions on the Payment of Dividends
The payment of dividends on the Preferred Stock is subject to the priority provisions and other restrictions described above in “—Dividends.” Our ability to pay dividends on the Preferred Stock is also dependent on our ability to receive dividends from our subsidiaries. See “Risk Factors—We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.”
Further, dividends on the Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency (as defined in Section 3(q)
of the Federal Deposit Insurance Act)). The Certificate of Designations creating the Preferred Stock explicitly provides that dividends on the Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the applicable capital adequacy guidelines.
Redemption
Mandatory Redemption
The Preferred Stock is perpetual and has no maturity date. The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.
Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.
Optional Redemption
We may redeem the Preferred Stock at our option, through a resolution duly adopted by our board of directors
(or a duly authorized committee thereof), on any dividend payment date on or after September 15, 2029 at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the date fixed for redemption (the
“redemption date”) (but with no amount in respect of any dividends that have not been declared prior to the redemption date).

Redemption Following a Regulatory Capital Treatment Event
We may redeem shares of the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee thereof), at any time following a regulatory capital treatment event, in whole but not in part, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to the redemption date).
A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or policies with respect thereto (including, for the avoidance of doubt, any agency or instrumentality of the United
States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock, (ii) any proposed change in those laws or regulations or policies with respect thereto that is announced or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.
Redemption Procedures and Limitations
If any shares of Preferred Stock are redeemed, the redemption price payable to the holder of any shares of
Preferred Stock called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the shares called for redemption. Any declared but unpaid dividends payable on a redemption date that occurs after the dividend record date for any dividend period shall not be paid to the holder of Preferred Stock entitled to receive the redemption price, but will instead be paid to the holder of record of the redeemed shares on the dividend record date relating to the applicable dividend payment date.
If any shares of Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation (provided that, if the Preferred Stock is held in book-entry form through the Depository Trust
Company (“DTC”), we may give such notice in any manner permitted by DTC). Any notice of redemption shall be mailed at least 30 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth:
•the redemption date (which must be a business day);
•the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;
•the redemption price; and
•the place or places where the certificate(s) evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price.
Any notice of redemption mailed or otherwise delivered as described above shall be conclusively presumed to have been duly given, whether or not any holder of the Preferred Stock receives such notice. Failure to duly give notice of redemption, or any defect in such notice, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.
If notice of redemption has been duly given and, if on or before the redemption date specified in such notice, we have set aside all funds necessary for the redemption, separate and apart from our other assets, in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited with a bank or trust company selected by our board of directors (or any duly authorized committee thereof) (the “redemption depository”) in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Preferred Stock shall cease to accrue after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the redemption depository at any time after the redemption date from the funds so deposited, without interest. We shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.
Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to us, and in the event of such repayment, the holders of record of the shares of Preferred Stock called for redemption shall be deemed to be our unsecured creditors for payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to us, but shall in no event be entitled to any interest.
Under the Federal Reserve’s capital rules currently applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.” The Certificate of Designations creating the Preferred Stock explicitly provides that any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.
In addition, prior to redeeming the Preferred Stock, or immediately thereafter, we must either: replace the
Preferred Stock with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital; or demonstrate to the satisfaction of the Federal Reserve that following redemption, Regions will continue to hold capital commensurate with its risk.
See “Description of Depositary Shares—Redemption of Depositary Shares” for information about redemption of the depositary shares relating to the Preferred Stock.
Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to
$25 per depositary share), plus the per share amount of any declared and unpaid dividends prior to the date of payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up.
After payment of the full amount of the liquidating distribution described above, the holders of the Preferred Stock shall not be entitled to any further participation in any distribution of our assets.
In any such distribution, if our assets or the proceeds thereof are not sufficient to pay the full liquidation preferences (as defined below) to all holders of the Preferred Stock and all holders of liquidation parity stock (as defined below), if any, as to such distribution with the Preferred Stock, the amounts paid to the holders of

Preferred Stock and liquidation parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Stock and such liquidation parity stock. As used in this prospectus supplement, “liquidation preference” means, with respect to any class or series of our capital stock, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon our liquidation, dissolution or winding-up (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends cumulate, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).
If the liquidation preference has been paid in full to all holders of Preferred Stock and liquidation parity stock, if any, the holders of liquidation junior stock (as defined below) shall be entitled to receive all our remaining assets or the proceeds thereof according to their respective rights and preferences.
Our merger or consolidation with any other entity, including a merger or consolidation in which the holders of
Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of our business or affairs.
As used in this prospectus supplement, “liquidation parity stock” means the Series B Preferred Stock, Series C
Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of distributions upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, liquidation parity stock includes only our Series B Preferred Stock, of which
500,000 shares are currently outstanding, Series C Preferred Stock, of which 500,000 shares are currently outstanding, Series D Preferred Stock, of which 3,500 shares are currently outstanding and Series E Preferred Stock, of which 400,000 shares are currently outstanding. We expect to use the net proceeds of the Preferred Stock offering to redeem all outstanding shares of the Series B Preferred Stock.
As used in this prospectus supplement, “liquidation junior stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Stock as to distributions upon our liquidation, dissolution or winding-up.
Voting Rights
General
Except as provided below, the holders of the Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of our capital stock, and will not be entitled to participate in meetings of holders of our common stock or to call a meeting of the holders of any one or more classes or series of our capital stock for any purpose. Each holder of Preferred
Stock will have one vote per share (except as otherwise indicated below) on any matter on which holders of
Preferred Stock are entitled to vote.
All voting rights conferred on the Preferred Stock shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside.
Right to Elect Two Directors upon Nonpayment
If and when dividends on the Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods (whether or not consecutive) (a “non-payment event”), the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of the Preferred Stock, together with the holders of all other affected classes and series of voting parity stock (as defined below), voting as a single class, will be entitled to elect the two additional members of our board of directors (the “preferred stock directors”)
at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below.
At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the aggregate number of outstanding shares of the Preferred Stock and voting parity stock which then have the right to exercise voting rights similar to those described above (addressed to the Secretary at our principal office) must, call a special meeting of the holders of the Preferred Stock and voting parity stock for the election of the preferred stock directors. Notice for a special meeting will be given in a similar manner to that provided in our Restated Bylaws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then-remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Preferred
Stock and all voting parity stock, when they have the voting rights described above (voting together as a single class). The preferred stock directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Preferred Stock for consecutive dividend periods equivalent to at least one year after a non-payment event, then the right of the holders of the Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any non-payment event in respect of future dividend periods). When the rights of the Preferred Stock and any voting parity stock to elect preferred stock directors have all ceased, the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.
As used in this prospectus supplement, “voting parity stock” means any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above, which includes our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and
Series E Preferred Stock. As of the date of this prospectus supplement, voting parity stock includes only our
Series B Preferred Stock, of which 500,000 shares are currently outstanding, Series C Preferred Stock, of which
500,000 shares are currently outstanding, Series D Preferred Stock, of which 3,500 shares are currently outstanding and Series E Preferred Stock, of which 400,000 shares are currently outstanding. We expect to use the net proceeds of the Preferred Stock offering to redeem all outstanding shares of the Series B Preferred Stock.
Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the series as may be deemed (when considered together with any other indicia of control) to constitute a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC
Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.
Other Voting Rights
So long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or our Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of our capital stock;
•amend the provisions of our Amended and Restated Certificate of Incorporation, including the Certificate of Designations creating the Preferred Stock, so as to adversely affect the special powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; or
•consummate a binding share-exchange or reclassification involving the Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of the Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Preferred Stock.
When determining the application of the supermajority voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that by its terms expressly provides that it ranks pari passu with the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Preferred
Stock.
Voting Rights under Delaware Law
Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Amended and Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Amended and Restated Certificate of
Incorporation or the Certificate of Designations creating the Preferred Stock.
Changes for Clarification
We may, without the consent of the holders of Preferred Stock, amend, alter, supplement or repeal any terms of the Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations creating the Preferred Stock that may be defective or inconsistent or (ii) to make any provision with respect to matters or questions arising with respect to the Preferred
Stock that is not inconsistent with the provisions of the Certificate of Designations creating the Preferred Stock.
Registrar and Transfer Agent
Broadridge Financial Solutions, LLC. will be the transfer agent and the registrar for the Preferred Stock.
Depositary
Broadridge Financial Solutions, LLC. will act as depositary for the Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Calculation Agent
We will appoint a calculation agent for the Preferred Stock prior to the third business day immediately preceding the First Reset Date and will keep a record of such appointment at our principal executive offices, which will be available to any shareholder upon request. We may appoint ourselves or an affiliate of ours as calculation agent. We may terminate the appointment of the calculation agent and may appoint a successor agent at any time and from time to time, provided that we shall use our best efforts to ensure that there is, at all relevant times when the Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

DESCRIPTION OF DEPOSITARY SHARES
The following is a brief description of the material terms of the depositary shares. The following summary of the terms and provision of the depositary shares does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of the Deposit Agreement (as defined below), the form of depositary receipts evidencing the depositary shares, our Amended and Restated Certificate of Incorporation, our Restated
Bylaws, the DGCL and federal law governing bank holding companies and their subsidiaries.
General
We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock.
Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Preferred Stock with the depositary pursuant to a deposit agreement among us, Broadridge Financial Solutions, LLC., acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). The depositary shares will be issued in denominations of $25.00 and integral multiples of $25.00. Subject to the terms of the Deposit
Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the
Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry, Delivery and Form of Depositary Shares.”
Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited
Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the
Preferred Stock until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends (without accumulation of any undeclared dividends).
If we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 10 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.
Voting the Preferred Stock
Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred
Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the maximum number of whole shares of Preferred Stock represented by depositary shares as to which any particular voting instructions are received in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.
Preemptive and Conversion Rights
The holders of the depositary shares do not have any preemptive or conversion rights.
Registrar and Transfer Agent
Broadridge Financial Solutions, LLC. will be the registrar and transfer agent for the depositary shares.
Form of Depositary Shares
The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry, Delivery and Form of Depositary Shares.”
Listing of Depositary Shares
Application will be made to list the depositary shares on the NYSE under the symbol “RFPrF.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.
The Deposit Agreement
Amendment and Termination of the Deposit Agreement
We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares.
However, any amendment that materially and adversely alters the rights of the holders will not be effective unless such amendment has been approved by holders of depositary shares representing at least two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:
•all outstanding depositary shares have been redeemed;
•there has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or
•there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.
Fees, Charges and Expenses
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement. We will also pay all charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares, all withdrawals and any redemption or exchange of the Preferred Stock. All other transfer and other taxes and governmental charges are at the expense of holders of depositary shares.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.
Miscellaneous
The depositary will not be liable for any delays or failures in performance of its obligations under the Deposit
Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or the Preferred Stock unless reasonably satisfactory indemnity is furnished.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES
The shares of Preferred Stock will be issued in uncertificated form to the depositary. The depositary shares will be issued under the book-entry system of DTC in the form of one or more global depositary receipts. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the depositary shares will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.
Owners of beneficial interests in depositary shares will receive all payments relating to their shares in U.S.
dollars. If we elect to issue certificates for the depositary shares held through DTC, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.
Once depositary receipts in certificated form are issued, the underlying shares of the Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreements. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Preferred
Stock and any money or property represented by the depositary shares.
Only whole shares of the Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 100 depositary shares, the depositary will deliver, along with the withdrawn shares of the
Preferred Stock, a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of the Preferred Stock will not be entitled to redeposit those shares or to receive depositary shares.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares held through DTC.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a
“banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust &
Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S.
securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.
Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner of depositary shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of depositary shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the depositary shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co.
or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures,
DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns
Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).
DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, or (i) if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the depositary shares as discussed above, we will print and deliver certificates for the depositary shares.
As long as DTC or its nominee is the registered owner of the global depositary receipts representing the depositary shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all depositary shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of the depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in the depositary shares
•will not be entitled to have such global depositary receipts or the depositary shares represented by those receipts registered in their names;
•will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the global depositary receipts; and
•will not be considered to be owners or holders of the global depositary receipts or the depositary shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of the depositary shares.
We will make payments, including dividends, if any, on the Preferred Stock represented by global depositary receipts in respect of the depositary shares to the depositary. In turn, the depositary will deliver the dividends to
DTC or its nominee, as the case may be, as the registered holder of the depositary shares in accordance with the arrangements then in place between the depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
As long as the depositary shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.
Ownership of beneficial interests in the depositary shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the depositary shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the depositary shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the depositary shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the depositary shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.
DTC has advised us that it will take any action permitted to be taken by a registered holder of depositary shares only at the direction of one or more participants to whose accounts with DTC the depositary shares are credited.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.
Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (the “U.S.
Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Distributions with respect to the depositary shares held beneficially through Clearstream or Euroclear will be credited to cash accounts of their participants in accordance with Clearstream’s or Euroclear’s rules and procedures, to the extent received by the applicable U.S. Depositary.
Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or
Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the depositary shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in depositary shares by or through a Euroclear or
Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or
Clearstream following DTC’s settlement date.
The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.
None of us, any of the underwriters or the depositary will have any responsibility for the performance by
Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
This section describes the material United States federal income tax consequences of owning the
Preferred Stock and the depositary shares representing shares of such Preferred Stock. When we refer to
Preferred Stock in this section, we mean both the Preferred Stock and the depositary shares representing shares of such Preferred Stock.
The summary is limited to taxpayers who will hold the Preferred Stock as capital assets for tax purposes and who acquire the Preferred Stock in the initial offering at the initial offering price. This discussion addresses only
United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or any alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:
•a dealer in securities;
•a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•a bank;
•an insurance company;
•a thrift institution;
•a regulated investment company;
•a tax-exempt organization;
•a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;
•a person that owns the Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;
•a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;
or
•a United States expatriate.
This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect.
These authorities are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the
Preferred Stock.
You are a United States holder if you are a beneficial owner of a share of the Preferred Stock and you are, for
United States federal income tax purposes:
•an individual citizen or resident of the United States;
•a domestic corporation (or an entity treated as a domestic corporation);

•an estate whose income is subject to United States federal income tax regardless of its source; or
•a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
A non-United States holder is a beneficial owner of the Preferred Stock that is not a United States person and is not an entity or arrangement treated as a partnership for United States federal income tax purposes.
You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of the Preferred Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.
In general, and taking into account the earlier assumptions, beneficial owners of depositary shares representing shares of Preferred Stock will be treated as owners of the underlying Preferred Stock for United States federal income tax purposes.
United States Holders
This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by a United States holder. If you are not a United States holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.
Distributions on the Preferred Stock
Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock. Although we presently have current or accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future taxable years for the distributions on our Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If you are a corporation, dividends received by you will generally be eligible for the 50% dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you will qualify for the preferential tax rates applicable to “qualified dividend income” if you meet certain holding period and other applicable requirements.
Sale or Disposition of Preferred Stock
If you are a United States holder and you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Preferred Stock.
Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for greater than one year. The deductibility of capital losses is subject to limitations.
Redemption of the Preferred Stock
If we redeem your Preferred Stock, it generally will be a taxable event. You will be treated as if you sold your
Preferred Stock if the redemption:
•results in a complete termination of your stock interest in us; or
•in certain other limited circumstances described in the Internal Revenue Code as not essentially equivalent to a dividend with respect to you.
In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account under certain circumstances.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally will recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss will be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year at the time of the redemption.
If a redemption does not meet either of the tests described above, you generally will be taxed on the amount of cash and the fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed and remaining Preferred Stock.
Non-United States Holders
Distributions on the Preferred Stock
If you are a Non-United States holder of our Preferred Stock, distributions made to you in respect of our
Preferred Stock (including redemption proceeds that, as discussed below, are treated as distributions for tax purposes) will generally be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our Preferred Stock (and will reduce your basis in such Preferred Stock), and, to the extent such portion exceeds your tax basis in our Preferred Stock, the excess will be treated as gain from the taxable disposition of the Preferred Stock, the tax treatment of which is discussed below under “—Gain on
Disposition of the Preferred Stock”.
Except as described below, if you are a Non-United States holder of Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, withholding will generally be required at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the applicable withholding agent:
•a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments, or
•in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the
United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.
If you hold the Preferred Stock through an intermediary financial institution, then the intermediary would generally be required to submit an additional certification in order for you to be eligible for a lower treaty rate.
If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service
(“IRS”).
If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United
States, and, if required by an applicable tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, the withholding tax described above with respect to the dividends generally is not required, provided that you have furnished to the applicable withholding agent a valid Internal Revenue Service
Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:
•you are a non-United States person; and

•the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
“Effectively connected” dividends are taxed on a net income basis at rates applicable to United States holders.
If you are a corporate Non-United States holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition of the Preferred Stock
If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of the Preferred Stock unless:
•the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;
•you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or
•we are or have been a United States real property holding corporation (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our Preferred Stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our Preferred Stock.
If you are a Non-United States holder and the gain from the taxable disposition of our Preferred Stock is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to United States holders. If you are a corporate Non-
United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-United States holder described in the second bullet point immediately above, you will be subject to a flat 30% tax, or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.
We will be a United States real property holding corporation at any time that the fair market value of our
“United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds
50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
As discussed above in “United Holders—Redemption of the Preferred Stock”, certain redemptions of
Preferred Stock may be treated as distributions on the Preferred Stock, which may be treated as dividends, for U.S.
federal income tax purposes. See “—Distributions on the Preferred Stock”, above, for a discussion of the tax treatment of such redemptions. Furthermore, if a withholding agent is unable to determine whether the redemption should be treated as a distribution on the Preferred Stock, such paying agent may be required to withhold tax at a
30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance
Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of Preferred Stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Preferred Stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that you provide in order to be treated as
FATCA compliant may be reported to the IRS and other tax authorities including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.
Backup Withholding and Information Reporting
If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions on your Preferred Stock made to you in the
United States, and the payment of the proceeds to you from the sale of your Preferred Stock effected at a United
States office of a broker. Additionally, backup withholding may apply to such payments if you are a noncorporate
United States holder and you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
If you are a Non-United States holder, payments of dividends to you are required to be reported on
IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of Preferred Stock effected at a United States office of a broker provided that either (i)
you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.
Payment of the proceeds from the sale of Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii)
the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
Fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or individual retirement account (“IRA”) or other arrangement which is subject to Section 4975 of the Code, or any entity the assets of which are “plan assets” under ERISA (each, a
“Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA or the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the
Code with respect to such Plan. A violation of these prohibited transaction rules may result in an excise tax under the Code or penalties or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of
ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not
subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to federal, state, local, non-U.S. or other laws that are similar to ERISA and/or the Code (“Similar Laws”).
The acquisition or disposition of the depositary shares by a Plan with respect to which Regions, the underwriters or any of our or their affiliates (the “Transaction Parties”) is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption or there is some other basis on which the acquisition and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under ERISA or
Section 4975 of the Code and is not prohibited under applicable Similar Laws. The U.S. Department of Labor
(“DOL”) has issued several prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition of the depositary shares.
These exemptions include PTCE 84-14, as amended (for certain transactions effected by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23, as amended (for transactions effected by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code
may provide a limited exemption for the purchase and sale of the depositary shares, provided that none of the
Transaction Parties have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance, however, that all of the conditions of any of these statutory or class exemptions will be satisfied in connection with transactions involving the shares.
Furthermore, any fiduciary or other person considering purchasing depositary shares on behalf of or with the assets of a Plan should also take into account the fact that the Transaction Parties will not have any direct fiduciary relationship with or duty to any purchaser or holder of shares, either with respect to such purchaser or holder’s investment in the shares or with respect to the management of the Transaction Parties. Similarly, it is intended that the Transaction Parties will not be subject to any fiduciary or investment restrictions that may exist under laws specifically applicable to any Plans.
Any purchaser or holder of the depositary shares or any interest therein will be deemed to have represented by its purchase of the depositary shares or any interest therein that it either (1) is not a Plan or a Non-ERISA
Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA
Arrangement or (2) its acquisition and disposition of the depositary shares will not result in a non-exempt prohibited transaction under ERISA of Section 4975 of the Code or a similar violation under any applicable Similar Laws.
Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser that is a Plan or Non-ERISA Arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in the depositary shares is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-
exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase under ERISA and/or Similar Laws, as applicable, and whether a prohibited transaction exemption, or similar relief under Similar Laws, is available. Purchasers of the depositary shares have the sole and exclusive responsibility for ensuring that their purchase and disposition of the depositary shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or, in the case of a Non-ERISA Arrangement, any Similar Laws). The sale of any depositary shares to a Plan or Non-ERISA Arrangement is in no respect a representation by the Transaction Parties or their representatives that such an investment meets all relevant legal requirements with respect to investments by any such
Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-
ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)
We are offering the depositary shares described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters listed below for whom
Morgan Stanley & Co. LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC
Capital Markets, LLC and Regions Securities LLC are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC	3,200,000
BofA Securities, Inc.	3,200,000
Goldman Sachs & Co. LLC	3,200,000
J.P. Morgan Securities LLC	3,200,000
RBC Capital Markets, LLC	3,200,000
Regions Securities LLC	3,200,000
Academy Securities, Inc.	200,000
Blaylock Van, LLC	200,000
Samuel A. Ramirez & Company, Inc.	200,000
R. Seelaus & Co., LLC	200,000
Total	20,000,000
The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken.
The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-
defaulting underwriters may also be increased or the offering may be terminated. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.1500 per depositary share sold to institutional investors and $0.5000 per depositary share sold to retail investors. Any such dealers may resell depositary shares to certain other brokers or dealers at a discount of up to
$0.4500 per depositary share from the initial public offering price per depositary share sold to retail investors. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the U.S. may be made by affiliates of the underwriters.
The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts to be paid to the underwriters.

Underwriting Fee(1)
Per Depositary Share	$0.4929
Total	$9,859,000.00
__________________
(1)Reflects 10,960,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of
$0.2500 per depositary share, and 9,040,000 depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per depositary share.
In connection with the offering, the underwriters may purchase and sell depositary shares in the open market.
These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or lessening a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and any such activity may begin on or after the date on which adequate public disclosure of the terms of the offer of the depositary shares is made. If these activities are commenced, they may be discontinued at any time, but, in the case of any depositary shares traded in the EEA or the United Kingdom, such activities must end no later than the earlier of 30 calendar days after the issue date of the depositary shares and 60 days after the date of the allotment of the depositary shares. Any such activities must be conducted by the underwriters (or persons acting on behalf of the underwriters) in accordance with the applicable laws and rules. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
We have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities substantially similar to the Preferred Stock or the related depositary shares, including any options or warrants to purchase shares of Preferred Stock or securities convertible into or exchangeable for shares of Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement (the “lock-up period”), except with the prior written consent of the representatives.
We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $1,700,000.00.
We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments
(including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with Regions, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
The underwriters expect to deliver the Depositary Shares in book-entry form only through the facilities of The
Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about July 29, 2024, the fifth business day following the date of the prospectus supplement, or “T+5”. Trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Depositary Shares will not be made on a
T+1 basis, investors who wish to trade the Depositary Shares more than one business day prior to the settlement date may be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.
Conflicts of Interest
Our affiliate, Regions Securities LLC, is a member of FINRA, and is participating in the distribution of the depositary shares in this offering and is deemed to have a “conflict of interest” under FINRA Rule 5121.
Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121. No
FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.
Additionally, our affiliates, including Regions Securities LLC, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the depositary shares in the secondary market.
These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.
Selling Restrictions
Canada
The depositary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or
subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National
Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Prohibition of Sales to EEA and United Kingdom Retail Investors
Each underwriter has represented, warranted and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any depositary shares which are the subject of the offering contemplated by this prospectus supplement to any EEA retail investor or UK retail investor. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:
•a retail client as defined in point (11) of Article 4(1) of Article 4(1) of MiFID II;

•a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
•not a qualified investor as defined in the Prospectus Regulation.
For the purposes of this provision, the expression “UK retail investor” means a person who is one (or more) of the following:
•a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”);
• a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as
amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance
Distribution Directive, where that customer would not qualify as a professional client, as defined in point
(8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the
EUWA; or
•not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).
The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe such depositary shares.
United Kingdom
Each underwriter has represented, warranted and agreed that:
•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of
Section 21 of FSMA) in connection with the issue and sale of such depository shares in circumstances in which Section 21(1) of FSMA does not apply to us; and
•it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.
Hong Kong
Each underwriter has represented and agreed that:
•it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any depositary shares other than (i) to “professional investors” as defined in the Securities and
Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies
(Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and
•it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the depositary shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of
Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures
Ordinance and any rules made under that Ordinance.

Japan
The depositary shares have not been and will not be registered under the Financial Instruments and Exchange
Law of Japan (Act No. 25 of 1948 as amended, the “Financial Instruments and Exchange Law”) and each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5,
Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, in each case except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the
Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of
Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the
Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of
Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the
SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275 (1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the
SFA.
Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section
275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section
275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the
SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Switzerland
The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss
Exchange or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issue prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Swiss Exchange Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE SHARES
The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for Regions by
Sullivan & Cromwell LLP, New York, New York, and certain legal matters will be passed upon on behalf of
Regions by Andrew S. Nix, Regions’ Executive Vice President, Assistant Corporate Secretary, Chief Governance
Officer and Deputy General Counsel. Mr. Nix beneficially owns shares of our common stock and unvested time-
and performance-based restricted stock units of our common stock. The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton
LLP, New York, New York. Sullivan & Cromwell LLP has performed, and may in the future perform, legal services for Regions and its affiliates.
EXPERTS
The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial
Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Regions
Financial Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by
Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Units

The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus.
You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock, depositary shares representing a 1/40th interest in a share of our 6.375% Non-
Cumulative Perpetual Preferred Stock, Series B, depositary shares representing a 1/40th interest in a share of our 5.700% Non-
Cumulative Perpetual Preferred Stock, Series C and depositary shares representing a 1/40th interest in a share of our 4.45% Non-
Cumulative Perpetual Preferred Stock, Series E, are listed on The New York Stock Exchange and trade under the ticker symbols “RF”,
“RFPrB”, RFPrC and “RFPrE”, respectively.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time. Regions Securities LLC (“Regions
Securities”) is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, because Regions Securities has a conflict of interest pursuant to FINRA Rule 5121, such participation in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. Unless the context requires otherwise, references to “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus and contained in our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE COMPANY AND
WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK
SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT
SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR
GUARANTEED BY, A BANK.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE
FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE
SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated February 24, 2022

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY
REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN
ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO
GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN
PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS
MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY
SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY
HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER
THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED
DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR
BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE
NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT
PERMITTED.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission
(“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer.
Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.
The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.
We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s web site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the
Exchange Act and SEC rules, not to have been filed):
•Annual Report on Form 10-K for the year ended December 31, 2021;
•Proxy Statement on Schedule 14A filed March 5, 2021; and
•The description of our common stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
Regions Financial Corporation
Investor Relations
1900 Fifth Avenue North
Birmingham, Alabama 35203
205-264-7040
THE COMPANY
Regions Financial Corporation is a Delaware corporation (NYSE symbol: RF) and financial holding company headquartered in Birmingham, Alabama operating in the South, Midwest and Texas. In addition, Regions operates several offices delivering specialty capabilities in New York, Washington D.C., Chicago and other locations nationwide. Regions provides financial solutions for a wide range of clients including retail and mortgage banking

2
services, commercial banking services and wealth and investment services. Further, Regions and its subsidiaries deliver specialty capabilities including merger and acquisition advisory services, capital market solutions, home improvement lending and others. Through its subsidiary, Regions Bank, Regions operates 1,302 banking offices and
2,068 ATMs (as of December 31, 2021). At December 31, 2021, Regions had total consolidated assets of approximately $162.9 billion, total consolidated deposits of approximately $139.1 billion and total consolidated shareholders’ equity of approximately $18.3 billion. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More
Information.”
Regions is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries.
Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.
Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our
telephone number at that address is (800) 734-4667.
RISK FACTORS
Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.
VALIDITY OF THE SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by Andrew S. Nix, our Executive Vice President and Chief Governance Officer, or such other legal officer as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York.
Mr. Nix beneficially owns shares of our common stock and Sullivan & Cromwell LLP regularly performs legal services for us. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial
Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Regions
Financial Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by
Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young
LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

3

20,000,000 Depositary Shares Each Representing a 1/40th
Interest in a Share of
Non-Cumulative Perpetual Preferred Stock, Series F

July 22, 2024

Joint Book-Running Managers
Morgan Stanley & Co. LLC
BofA Securities
Goldman Sachs & Co. LLC
J.P. Morgan
RBC Capital Markets
Regions Securities LLC
Co-Managers
Academy Securities
Blaylock Van, LLC
Ramirez & Co., Inc.
R. Seelaus & Co., LLC